Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in CrowdStrike Holdings, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2021.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 18, 2021